UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 29, 2007

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On October 29, 2007, a subsidiary of TECO Energy, Inc. (“TECO Energy”), TECO Diversified, Inc. (“Diversified”), entered into a Membership Interest Purchase Agreement (“MIPA”) to sell all of its ownership interest in TECO Transport Corporation (“Transport”) to GS Maritime Holding LLC (“GS”) for $405 million, subject to a working capital adjustment. Transport is the parent company of TECO Ocean Shipping, Inc., a U.S.-flag oceangoing fleet; TECO Barge Line, Inc., a river barge fleet on the U.S. inland waterways; and TECO Bulk Terminal, L.L.C, a dry-bulk commodity deep-water transfer and storage terminal.

The MIPA provides for Transport to reorganize as a limited liability company prior to closing and for GS to acquire all of the membership interests in Transport indirectly owned by TECO Energy through Diversified at closing.

Currently, TECO Energy is a guarantor with respect to three Transport vessel leases. The first lease will terminate on December 30, 2007 and the MIPA requires GS to cause Transport to make the $44.6 million termination payment on that date. The parties are in discussion to obtain the release of the guaranty relating to the second lease, for which lease payments of approximately $43 million remain plus a potential payment upon the exercise of the right to purchase. An agreement has been entered into with the lessor for the release of the third guaranty at closing.

The MIPA contains customary representations, warranties and covenants, as well as various closing conditions, including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the disposition of certain of the lease guaranty obligations described above. The MIPA also contains indemnification provisions subject to specified limitations as to time and amount. The MIPA is subject to termination by either party in certain circumstances if the transaction is not completed on or before December 20, 2007.

See the press release dated October 29, 2007, attached as Exhibit 99.1, for additional information.

Section 2 – Financial Information

Item 2.02: Results of Operations and Financial Condition

See the Press Release dated November 2, 2007 furnished as Exhibit 99.2 and incorporated herein by reference, reporting on TECO Energy, Inc.’s financial results for the three months and nine months ended September 30, 2007.

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2007, the Board of Directors of TECO Energy approved the amendment of TECO Energy’s change-in-control severance agreements (the “Agreements”). The Agreements identify various events or transactions which would constitute a change-in-control of TECO Energy, including certain mergers or consolidations. The amendment changes the definition of change-in-control with respect to mergers or consolidations to provide that a change-in-control would occur only when such a transaction is with an entity with a greater market capitalization, that is, when TECO Energy’s shareholders have less than 50% of the voting power in the surviving entity, rather than the previous standard of 65%. The Board of Directors approved other minor amendments to the Agreements to (i) change the reference in the definition of “Good Reason” from a distance from TECO Energy’s offices of 25 miles to a distance of 50 miles; (ii) change the formula for determining compensation payable under the Agreements from an amount based on actual bonus paid to an amount based on target award level; (iii) delete the section which provides for the payment of relocation expenses; and (iv) make changes related to compliance with Section 409A of the Internal Revenue Code. The form of Agreement is filed as exhibit 10.1 hereto and incorporated herein by reference. The Board of Directors also approved the amendment of TECO Energy’s Group Supplemental Executive Retirement Plan and the Group Supplemental Retirement Benefits Trust Agreement in order to make corresponding changes to the definition of change-in-control contained in such documents.

Section 9 – Financial Statements and Exhibits

Item 9.01: Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Change-in-Control Severance Agreement between TECO Energy, Inc. and Executive Officers.

99.1	Press release dated October 29, 2007, announcing an agreement to sell TECO Transport Corporation.

99.2	Press Release dated November 2, 2007 reporting on TECO Energy, Inc.’s financial results for the three months and nine months ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2007	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
10.1	Form of Change-in-Control Severance Agreement between TECO Energy, Inc. and Executive Officers.

99.1	Press Release dated October 29, 2007, announcing an agreement to sell TECO Transport Corporation.

99.2	Press Release dated August 2, 2007 reporting on TECO Energy, Inc.’s financial results for the three months and nine months ended September 30, 2007.